CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation in this current report on Form 8-K/A of U.S. Restaurant Properties Master L.P. of our report dated May 28, 1997, on our audit of the Statement of Revenues and Direct Operating Expenses Applicable to Seventy-Five Arby's Restaurant Properties Acquired by U.S. Restaurant Properties Master L.P. for the year ended December 28, 1996.

                                          /s/ COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
May 29, 1997